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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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Computation of Earnings Per Share
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The following formula was used to calculate the earnings per share,
Consolidated Statements of Income for the six months ended June 30, 1998 and 1997, included in this report as Exhibit 13.3

Earnings Per Share

Net Income/Weighted average shares of common stock outstanding for the period


                                  Six months ended
                                      June 30,
                                 1998            1997
                               -------         -------
Weighted Average
Shares Outstanding              1,209,085      1,209,085

Net Income                        501,192        474,485

Per Share Amount                      .41            .39


No common stock equivalents exist.